CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Registration Statement of Sylios Corp on Form S-1 of my report dated April 11, 2019, appearing in the Prospectus, which is part of this Registration Statement. I also consent to the reference to the firm under the headings “Experts” in such Prospectus.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
April 11, 2019